Exhibit (a)(1)(A)

SILGAN HOLDINGS INC.

OFFER TO PURCHASE FOR CASH

SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE OF UP TO

$250 MILLION,

UP TO A MAXIMUM OF 5,494,505 SHARES,

AT A PER SHARE PURCHASE PRICE NOT LESS THAN $45.50 PER SHARE

NOR GREATER THAN

$52.25 PER SHARE IN A MODIFIED DUTCH AUCTION

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL

EXPIRE AT 5:00 P.M., NEW YORK TIME, ON NOVEMBER 15, 2016, UNLESS THE OFFER IS

EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Silgan Holdings Inc.:

•	Is offering to purchase up to 5,494,505 shares of our common stock in a tender offer (the “Offer”), or such lesser number of shares as are properly tendered and not properly withdrawn; and

•	Is offering to purchase these shares at a price not less than $45.50 nor greater than $52.25 per share in cash, upon the terms and subject to the conditions described in this offer to purchase (as the same may be amended from time to time, the “Offer to Purchase”); accordingly, we will purchase shares having an aggregate purchase price of no more than $250 million.

If you want to tender your shares in the Offer, you should:

•	Specify the price between $45.50 and $52.25 (in increments of $0.25) per share at which you are willing to tender your shares or, if you wish to maximize the chance that your shares will be purchased at the Selected Price, you should check the box in the accompanying letter of transmittal (the “Letter of Transmittal”) below the caption “Shares Tendered at a Price Determined Pursuant to the Offer”;

•	Specify the number of shares you want to tender; and

•	Follow the instructions in this Offer to Purchase and the related documents, including the accompanying Letter of Transmittal, to submit your shares.

When the Offer expires:

•	We will select the lowest purchase price per share specified by tendering stockholders (the “Selected Price”) that will enable us to purchase shares having an aggregate purchase price of, or as close as possible to without exceeding, $250 million or, if shares with an aggregate value of less than $250 million are tendered at or below the maximum price of $52.25 per share, we will select all shares that are properly tendered and not properly withdrawn;

•	All shares acquired in the Offer will be acquired at the Selected Price regardless of whether a stockholder tenders any shares at a lower price; and

•	If the number of shares tendered at or below the Selected Price has an aggregate value in excess of $250 million, as measured at the Selected Price, we will purchase shares at the Selected Price on a pro rata basis (subject to the “odd lot” priority described in Section 1 and the considerations for conditional tenders described in Section 6) from all stockholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares.

Our common stock:

•	Is listed and traded on the NASDAQ Global Select Market System (“NASDAQ”) under the symbol “SLGN”; and

•	Had a closing price of $47.81 on October 14, 2016, the last full trading day before we commenced the Offer. We urge you to obtain current market quotations for the shares of our common stock. The low end of our price range in the Offer is below recent trading prices for our common stock.

(Continued on following page)

The Dealer Manager for the Offer is:

Citigroup

Offer to Purchase dated October 17, 2016

(Continued from previous page)

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer is, however, subject to other conditions, some or all of which we may elect to waive, as discussed in Section 7. We reserve the right, in our discretion, to purchase more than 5,494,505 shares, subject to applicable legal requirements.

On October 17, 2016, our board of directors authorized the repurchase by us of up to an additional $300 million of our issued and outstanding common stock by various means from time to time through and including December 31, 2021, which is in addition to approximately $98.8 million that remains available to us for the repurchase of our common stock by various means from time to time through and including December 31, 2019 pursuant to a previous authorization by our board of directors in 2014. Accordingly, at October 17, 2016, we have approximately $398.8 million remaining pursuant to such authorizations for the repurchase of our common stock. Our board of directors has approved the Offer utilizing up to the amount remaining pursuant to such authorizations. However, none of our management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of our shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

This Offer to Purchase contains important information about the Offer. We urge you to read this Offer to Purchase, including the documents incorporated herein by reference, and the related Letter of Transmittal in their entirety.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance, you should contact Georgeson LLC (“Georgeson”), the information agent for the Offer, or Citigroup Global Markets, Inc. (“Citigroup”), the dealer manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Further, if you require additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson, as the information agent.

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depositary for the Offer; or

•	if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares, but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the depositary by the expiration of the Offer,

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

To tender your shares you must follow the procedures described in this Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer, including choosing a price at which you wish to tender your shares.

If you wish to maximize the chance that your shares will be purchased by us, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $45.50 per share.

If you have questions or need assistance, you should contact Georgeson, the information agent for the Offer, at the address or telephone number on the back cover of this Offer to Purchase. You may also request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the information agent.

We are not making this Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so, provided that Silgan will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary to allow us to make this Offer to stockholders in any such jurisdiction.

We are responsible for the information contained and incorporated by reference in this Offer to Purchase. Other than as contemplated herein, we have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. In this Offer to Purchase, we use the terms “Silgan Holdings Inc.,” “Silgan,” “we,” “us” and “our” to refer to Silgan Holdings Inc.

Who is offering to purchase my shares?

Silgan Holdings Inc., a Delaware corporation, is offering to purchase up to 5,494,505 shares of its outstanding common stock or such lesser number of shares as are properly tendered and not properly withdrawn. See Section 1.

What will be the purchase price?

•	The price range for the Offer is $45.50 to $52.25 per share. We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to choose a price (in increments of $0.25 per share) within this price range at which you are willing to sell your shares. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase shares having an aggregate purchase price of, or as close as possible to without exceeding, $250 million, or such lesser number of shares as are properly tendered and not withdrawn. All shares we purchase will be purchased at the Selected Price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the Selected Price. We will determine the Selected Price for tendered shares promptly after the Offer expires. See Section 1.

•	If you wish to maximize the chance that your shares will be purchased, you should check the box below the caption “Shares Tendered at a Price Determined Pursuant to the Offer” in the section of the Letter of Transmittal called “Price at Which You Are Tendering.” Note that this election could result in your shares being purchased at the minimum price of $45.50 per share. See Section 1.

How many shares will Silgan purchase?

•	Pursuant to the Offer, we will purchase shares of our common stock having an aggregate purchase price of, or as close as possible to without exceeding, $250 million, or such lesser number of shares as are properly tendered and not withdrawn. At the minimum price of $45.50 per share in the Offer, we will purchase a maximum of 5,494,505 shares, or approximately 9.1% of our outstanding common stock as of October 14, 2016. At the maximum price of $52.25 per share in the Offer, we will purchase a maximum of 4,784,688 shares, or approximately 7.9% of our outstanding common stock as of October 14, 2016. All purchases are subject to the terms and conditions of the Offer. See Sections 1 and 2. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $250 million.

•	The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing, but is subject to a number of other important conditions described below.

If I tender my shares, how many of my shares will Silgan purchase?

If the price at which you tendered your shares is in excess of the Selected Price, we will not purchase any of the shares you tender. Even if you tender shares at or below the Selected Price, we may not purchase all of your tendered shares. If shares having an aggregate value of more than $250 million (valued at the Selected Price) are tendered at or below the Selected Price, we will purchase shares from all stockholders who properly tender shares at prices equal to or below the Selected Price, on a pro rata basis. As a result, we will purchase the same percentage of tendered shares from each stockholder who properly tenders shares at prices equal to or below the Selected Price, subject to the “odd lot” procedures described in Section 1 and the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after the Offer expires.

What is the purpose of the Offer?

•	The primary purpose of the Offer is to provide our stockholders, including our directors and executive officers, with the opportunity to tender all or a portion (and thereby maintain some degree of ownership in Silgan) of their shares and thereby receive a return of some or all of their investment if they so elect.

•	We believe that the Offer (i) represents a prudent use of our financial resources in light of our business profile, assets (including cash) and current indebtedness and (ii) allows for an efficient means to return capital to our stockholders, which in turn assists us in achieving our objective of maintaining an optimal balance sheet.

For a further discussion of the potential benefits and the potential risks and disadvantages of the Offer, see Section 2.

What does the board of directors of Silgan think of the Offer?

On October 17, 2016, our board of directors authorized the repurchase by us of up to an additional $300 million of our issued and outstanding common stock by various means from time to time through and including December 31, 2021, which is in addition to approximately $98.8 million that remains available to us for the repurchase of our common stock by various means from time to time through and including December 31, 2019 pursuant to a previous authorization by our board of directors in 2014. Accordingly, at October 17, 2016, we have approximately $398.8 million remaining pursuant to such authorizations for the repurchase of our common stock. Our board of directors has approved the Offer utilizing up to the amount remaining pursuant to such authorizations. However, none of our management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of our shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Selected Price. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial or tax advisor.

What will be the form of payment of the purchase price in the Offer?

If your shares are purchased in the Offer, you will be paid the purchase price in cash, less any applicable withholding taxes, for all of your shares that we purchase pursuant to the Offer. We will pay the purchase price promptly after the Offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How will Silgan obtain the funds to pay the purchase price in the Offer?

The maximum aggregate purchase price for the shares purchased in the Offer will be $250 million. We expect to fund the purchase price in the Offer from cash on hand and revolving loan borrowings under the Credit Agreement (as defined below). See Section 9.

What are the significant conditions to the Offer?

•	The Offer is subject to a number of conditions, including, among others:

•	that there has been no decrease of 10% or more compared to the close of business on October 14, 2016 in the market price of our shares or in the NASDAQ Composite Index, the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index;

•	that there has been no change in the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares; and

•	no change or event occurs or is discovered relating to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which in our reasonable judgment has, or could have, a negative material effect on us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing.

•	We may terminate the Offer, if, among other things, following the date of this Offer to Purchase:

•	a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•	another person or entity, to our knowledge and subject to exceptions, acquires or proposes to acquire more than 5% of our shares or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares; or

•	another person or entity files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Silgan or any of our shares.

•	These and other conditions are described in greater detail in Section 7.

How will the Offer affect the number of shares of common stock outstanding and the number of record holders of Silgan?

•	As of October 14, 2016, we had 60,339,652 issued and outstanding shares of common stock. At the minimum price of $45.50 per share in the Offer, we will purchase a maximum of 5,494,505 shares, or approximately 9.1% of our outstanding common stock as of October 14, 2016, in the Offer. At the maximum price of $52.25 per share in the Offer, we will purchase a maximum of 4,784,688 shares, or approximately 7.9% of our outstanding common stock as of October 14, 2016, in the Offer. Based on the foregoing calculations made as of October 14, 2016, if the Offer is fully subscribed, we will have between 54,845,147 and 55,554,964 shares outstanding following the consummation of the Offer. See Sections 1 and 2.

•	To the extent any of our stockholders tender their shares in full and that tender is accepted in full, the number of our record holders could be reduced. See Section 2.

•	Stockholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in Silgan. See Section 2.

Following the Offer, will Silgan continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause Silgan to be delisted from NASDAQ or stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How long do I have to decide whether to tender my shares in the Offer? Can Silgan extend the Offer past the initial expiration date?

•	You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., New York time, on November 15, 2016. If your shares are held by a nominee or broker, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your nominee or broker to find out their deadline.

•	We have the right to extend the Offer past this scheduled expiration date in our sole discretion. If we choose to do so, we will announce the extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the previously scheduled or announced expiration date. You will be able to tender your shares until 5:00 p.m., New York time, on the day selected as the new expiration date. See Sections 1 and 15.

Can Silgan amend the terms of the Offer?

Subject to applicable law, we reserve the right, in our sole discretion, to amend the tender offer as described in Section 15.

Will Silgan notify me if it amends the terms of the Offer or extends the expiration date?

We will announce any amendment to the Offer by making a public announcement of the amendment. We will announce any extension of the Offer no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the Offer, we will also give written or oral notice to the depositary. See Section 15.

How do I tender my shares?

•	To tender your shares, you must complete one of the actions described under “Important Procedures” on the inside front cover of this Offer to Purchase before the Offer expires.

•	You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back cover of this Offer to Purchase.

•	For a more detailed explanation of the tendering procedures, see Section 3.

Can I participate in the Offer if I hold unvested stock awards or other restricted equity interests?

Holders of unvested stock awards or other restricted equity interests (including, without limitation, restricted stock units) may not tender such awards or interests or any shares to be issued after the Offer expires for such awards or interests upon vesting. Shares of our common stock received prior to the expiration of the Offer upon vesting of stock awards or other restricted equity interests (including, without limitation, restricted stock units) may be tendered in the Offer. We have no stock options outstanding.

In what order will Silgan purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate value in excess of $250 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

•	first, all shares owned in “odd lots” (fewer than 100 shares) that have been properly tendered at or below the Selected Price;

•	second, all other tendered shares tendered at or below the Selected Price on a pro rata basis, if necessary; and

•	third, if necessary to permit us to purchase shares having an aggregate purchase price of $250 million, such shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 3.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

No. If you properly tender (at or below the Selected Price), and do not properly withdraw, your shares according to the procedures specified for holders of “odd lots,” we will purchase all of your shares without subjecting them to the proration procedure, subject to the conditions of the Offer. See Sections 1 and 7.

Can I tender shares in the Offer subject to the condition that a specified minimum number of my shares must be purchased in the Offer?

Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

How and when will I be paid?

•	If your shares are accepted for purchase in the Offer, you will be paid the aggregate purchase price applicable to such shares, less any tax withholdings, in cash, without interest, promptly after the expiration date. There may be tax consequences to receiving this payment. See Sections 3 and 14.

•	We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date. The depositary will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Once I have tendered my shares in the Offer, can I withdraw my tender?

•	You can withdraw your previously tendered shares at any time before the Offer expires, which is initially 5:00 p.m., New York time, on November 15, 2016.

•	In addition, after the Offer expires, unless we have already accepted your tendered shares for payment, you may withdraw your shares at any time after 12:01 a.m., New York time, on December 14, 2016. See Section 4.

How do I withdraw previously tendered shares?

To withdraw your previously tendered shares, you must deliver a written notice of withdrawal with the required information, including which shares are being withdrawn and at which prices, to the depositary on a timely basis while you still have the right to withdraw. If you have tendered by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the broker or bank to arrange for withdrawal of your shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Do the directors or executive officers of Silgan intend to tender their shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

What are the United States federal tax consequences if I tender my shares to Silgan?

•	Generally, you will be subject to U.S. federal income taxation with respect to cash you receive from us in exchange for the shares you tender. See Section 14.

•	The cash you receive generally will be treated either as:

•	proceeds of a sale or exchange eligible for capital gains treatment; or

•	a dividend to the extent of our available current year or accumulated earnings and profits, and thereafter, first as a non-taxable return of capital (to the extent of your tax basis in our stock) and then as capital gain.

•	In the case of foreign stockholders, because it is unclear which characterization applies, we intend to apply the U.S. federal income tax withholding rates applicable to the payment of dividends to foreign stockholders. Accordingly, we intend to withhold 30% of the gross proceeds paid, unless you establish your entitlement to a lower or zero withholding rate by timely filing the applicable Internal Revenue Service (“IRS”) Form W-8. See Section 3.

What is the market value of my shares as of a recent date?

•	On October 14, 2016, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $47.81.

•	We urge you to obtain a current market quotation for the shares of our common stock before deciding whether and, if so, at what purchase price or prices, to tender your shares. See Section 8.

Will I have to pay brokerage commissions or stock transfer taxes if I tender my shares to Silgan?

•	If you are a registered stockholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

•	If you instruct the depositary in the Letter of Transmittal to make payment for the shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom can I talk to if I have questions about the Offer?

•	Our information agent can help answer your questions. The information agent is Georgeson. You may also contact Citigroup, the dealer manager for the Offer. Contact information for the information agent and the dealer manager appears on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any document incorporated by reference herein, contains a number of forward-looking statements, including, among others, statements dealing with the Offer, the date on which we will announce the final proration factor or pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, the listing and tradability of our stock after the Offer is completed and the continued treatment of our shares as margin securities, and the sufficiency of our cash reserves.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

When used herein or in such statements, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “will,” “should,” “seek,” or the negative thereof and similar expressions as they relate to Silgan and its subsidiaries or its management are intended to identify such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following: our ability to satisfy our obligations under our contracts; the impact of customer claims; compliance by our suppliers with the terms of our arrangements with them; changes in consumer preferences for different packaging products; changes in general economic conditions; the idling or loss of one or more of our significant manufacturing facilities; significant increases in the costs of health care benefits in the United States; the adoption of new accounting standards or interpretations; changes in income tax provisions; and other factors described in our other filings with the Securities and Exchange Commission. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These and other factors are discussed in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K, which is incorporated by reference herein.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the Holders of Common Stock of Silgan Holdings Inc.:

Silgan Holdings Inc., a Delaware corporation, invites its stockholders to tender shares of its common stock, par value $0.01 per share, having an aggregate purchase price of, or as close as possible to without exceeding, $250 million, for purchase by Silgan. We are offering to purchase up to 5,494,505 shares at a price of not less than $45.50 nor greater than $52.25 per share in cash, without interest, as specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the Offer.

We plan to fund this Offer with cash on hand and revolving loan borrowings under the Credit Agreement (as defined below). In the Offer, we will select the lowest purchase price specified by tendering stockholders that will enable us to purchase shares having an aggregate purchase price of $250 million or, if shares with an aggregate value of less than $250 million are tendered at or below the maximum price of $52.25 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be acquired at the Selected Price regardless of whether a stockholder tendered shares at a lower price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $250 million.

We reserve the right, in our sole discretion, to purchase shares having an aggregate purchase price of more than $250 million in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

We will purchase only those shares properly tendered at prices at or below the Selected Price, and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we will not purchase all of the shares tendered at or below the Selected Price if more than the number of shares we seek are tendered. We will return shares tendered at prices in excess of the Selected Price and shares we do not purchase because of the “odd lot” priority, proration or conditional tenders promptly following the expiration of the Offer.

Tendering stockholders whose shares are registered in their own names and who properly tender their shares directly to Computershare, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by us in the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned on a minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions. See Section 7.

On October 17, 2016, our board of directors authorized the repurchase by us of up to an additional $300 million of our issued and outstanding common stock by various means from time to time through and including December 31, 2021, which is in addition to approximately $98.8 million that remains available to us for the repurchase of our common stock by various means from time to time through and including December 31, 2019 pursuant to a previous authorization by our board of directors in 2014. Accordingly, at October 17, 2016, we have approximately $398.8 million remaining pursuant to such authorizations for the repurchase of our common stock. Our board of directors has approved the Offer utilizing up to the amount remaining pursuant to such authorizations. However, none of Silgan’s management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Silgan’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker and financial or tax advisor.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

As of October 14, 2016, we had 60,339,652 issued and outstanding shares of common stock. At the minimum price of $45.50 per share in the Offer, we will purchase a maximum of 5,494,505 shares, or approximately 9.1% of our outstanding common stock as of October 14, 2016, in the Offer. At the maximum price of $52.25 per share in the Offer, we will purchase a maximum of 4,784,688 shares, or approximately 7.9% of our outstanding common stock as of October 14, 2016, in the Offer. Based on the foregoing calculations made as of October 14, 2016, if the Offer is fully subscribed, we will have between 54,845,147 and 55,554,964 shares outstanding following the consummation of the Offer. See Sections 1 and 2.

Our common stock is listed and traded on NASDAQ under the symbol “SLGN.” On October 14, 2016, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $47.81. You are urged to obtain current market quotations for our common stock before deciding whether and, if so, at what purchase price or purchase prices, to tender your shares. See Section 8.

This Offer to Purchase as well as the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1. Number of Shares; Proration; Odd Lots.

On the terms and subject to the conditions of the Offer, we will purchase shares of our common stock having an aggregate purchase price of, or as close as possible to without exceeding, $250 million or such lesser amount of shares as are properly tendered before the expiration date and not properly withdrawn in accordance with Section 4, at a cash price not less than $45.50 nor greater than $52.25 per share, without interest. See Section 2.

For purposes of the Offer, the term “expiration date” means 5:00 p.m., New York time, on November 15, 2016, unless and until we, in our sole discretion, extend the period of time during which the Offer will remain open. If extended by us, the term “expiration date” will refer to the latest time and date at which the Offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

We reserve the right, in our sole discretion, to purchase more in the Offer by amending the terms of the Offer to reflect this change in the manner set forth in Section 15.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $45.50 per share nor greater than $52.25 per share, at which they are willing to sell their shares to us in the Offer. Prices may be specified in increments of $0.25 per share. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, can specify that they will sell their shares at the Selected Price. Shares tendered without a specified price could result in the tendering stockholder receiving a price per share as low as $45.50.

Promptly following the expiration date, we will select the Selected Price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $45.50 and $52.25, per share in cash, without interest, that will enable us to purchase shares having an aggregate value of $250 million (at the Selected Price), or if shares with an aggregate value of less than $250 million are tendered at or below the maximum price of $52.25 per share, all shares that are properly tendered and not properly withdrawn.

Shares properly tendered at or below the Selected Price and not properly withdrawn will be purchased at the Selected Price upon the terms and conditions of the Offer, including the proration and conditional tender provisions described below. If the value of the shares properly tendered at or below the Selected Price is in excess of $250 million, as measured at the Selected Price, we will purchase shares at the Selected Price on a pro rata basis (subject to the “odd lot” priority described in this Section 1 and the considerations for conditional tenders described in Section 6) from all stockholders who properly tendered shares at or below the Selected Price, with appropriate adjustments to avoid purchases of fractional shares. See Section 5 for a more detailed description of our purchase of and payment for properly tendered shares.

All shares we purchase will be purchased at the Selected Price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the Selected Price. We will not purchase fractional shares, and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $250 million.

All shares properly tendered and not purchased, including shares tendered at prices above the Selected Price and shares not purchased because of the “odd lot” priority, proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you wish to tender shares.

If we:

•	increase the price that may be paid for shares above $52.25 per share or decrease the price that may be paid for shares below $45.50 per share;

•	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

•	decrease the number of shares that we may purchase in the Offer,

then the Offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. See Section 15.

In calculating the number of shares to be accepted for payment and the Selected Price, we will add to the total number of shares tendered at the minimum price of $45.50 the number of shares tendered by stockholders who have indicated, in the appropriate box in the Letter of Transmittal, that they are willing to accept the price determined in the Offer. Accordingly, shares tendered at the price determined in the Offer will be treated the same as shares tendered at $45.50 per share. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the Selected Price, even if the Selected Price is higher than the price at which the shares were tendered.

The Offer is not conditioned on any minimum number of shares being tendered or the receipt of financing. The Offer, however, is subject to other important conditions. See Section 7.

Priority of Purchase. Upon the terms and subject to the conditions of the Offer, if shares with an aggregate value of less than $250 million are properly tendered at or below the maximum price of $52.25 per share, we will purchase all shares that are properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and stockholders have properly tendered and not properly withdrawn shares having an aggregate value in excess of $250 million, measured at the maximum price at which such shares were properly tendered, on or prior to the expiration date, subject to the conditional tender procedures described in Section 6, we will purchase shares in the following order of priority:

•	first, all such shares owned beneficially or of record by a holder of fewer than 100 shares of common stock who properly tenders all of such shares at or below the Selected Price (partial tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•	second, all other tendered shares tendered at or below the Selected Price on a pro rata basis, if necessary; and

•	third, if necessary to permit us to purchase shares having an aggregate purchase price of $250 million, shares conditionally tendered at or below the Selected Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares).

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $45.50, nor greater than $52.25 per share, at which they are willing to sell their shares to us in the Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, elect to tender their shares at the Selected Price, which could result in the tendering stockholder receiving a price per share as low as $45.50. Promptly following the expiration time of the Offer, we will, in our sole discretion, determine the Selected Price, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price specified by tendering stockholders that will enable us to purchase shares having an aggregate value of $250 million (at the Selected Price) or, if shares with an aggregate value of less than $250 million are tendered at or below the maximum price of $52.25 per share, the highest price at which shares were properly tendered and not properly withdrawn. By following the instructions in the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price.

Proration. In the event of an over-subscription from the stockholders in the Offer, shares tendered will be subject to proration, except for “odd lots,” which are described below. We will determine the final proration factor as promptly as practicable after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder at or below the Selected Price to the total number of shares tendered by all stockholders at or below the Selected Price. This ratio will be applied to stockholders tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the conditional tender procedures described in Section 6, we may not be able to announce the final proration percentage or commence payment for any shares purchased under the Offer immediately following the expiration of the Offer. In such cases, it could be approximately seven business days after the expiration date before we are able to commence payment for the tendered shares. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States income tax consequences to the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate (by certificate) the order of priority in which such stockholder wishes the shares it tenders to be purchased in the event of proration. In addition, stockholders may choose to submit a “conditional tender” under the procedures discussed in Section 6 in order to structure their tender for income tax reasons.

We will mail this Offer to Purchase and the related Letter of Transmittal to record holders of shares as of October 14, 2016 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Odd Lots. The term “odd lots” means all shares tendered at prices at or below the Selected Price by a stockholder who owns beneficially or of record a total of fewer than 100 shares (such stockholder, an “odd lot holder”) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the priority preference for odd lots, an odd lot holder must tender all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By properly tendering shares in the Offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of such holder’s shares. Any odd lot holder wishing to tender all shares held pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

2. Purpose of the Offer; Certain Effects of the Offer; Other Plans or Proposals.

Purpose of the Offer

Our objective is to increase shareholder value by efficiently deploying our capital. We have a variety of options available to us to deploy our capital to create shareholder value, which options are not mutually exclusive. Such options include returning capital to our shareholders, including through share repurchases. Given our strong balance sheet and our ability to generate stable and strong free cash flow from our operations, on October 17, 2016, our board of directors authorized the repurchase by us of up to an additional $300 million of our issued and outstanding common stock by various means from time to time through and including December 31, 2021, which is in addition to approximately $98.8 million that remains available to us for the repurchase of our common stock by various means from time to time through and including December 31, 2019 pursuant to a previous authorization by our board of directors in 2014. Accordingly, at October 17, 2016, we have approximately $398.8 million remaining pursuant to such authorizations for the repurchase of our common stock. Our board of directors has approved the Offer utilizing up to the amount remaining pursuant to such authorizations.

After reviewing a variety of alternatives for using some of our available financial resources, our board of directors (with the assistance of management) decided to conduct a “modified Dutch auction” tender offer at a price range of $45.50 to $52.25 for shares of our common stock. In making such decision, our board of directors considered, among other things, our existing and anticipated capitalization and financial position as well as our operations, strategy and expectations for the future.

The primary purpose of the Offer is to provide our stockholders, including our directors and executive officers, with the opportunity to tender all or a portion (and thereby maintain some degree of ownership in Silgan) of their shares and thereby receive a return of some or all of their investment if they so elect.

We believe that the Offer (i) represents a prudent use of our available financial resources, in light of our business profile, assets (including cash) and current indebtedness and (ii) allows for an efficient means to return capital to our stockholders, which in turn assists us in achieving our objective of maintaining an optimal balance sheet. Furthermore, the Offer, and particularly the preference given to holders of fewer than 100 shares, may reduce the number of holders of our shares and thereby reduce the administrative costs of mailing securities filings and notices to such holders.

After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit facilities and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our board of directors took into account the expected financial impact of the Offer and other transactions.

Our board of directors has approved the Offer. However, none of Silgan’s management, our board of directors and executive officers, the information agent, the depositary or the dealer manager is making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares in the Offer because we believe that you should make your own decision based on your views as to the value of Silgan’s shares, our prospects and anticipated capitalization following the Offer, as well as your liquidity needs, investment objectives and other individual considerations.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Selected Price. See Section 11. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

Certain Effects of the Offer

Potential Benefits to Stockholders. We believe the Offer may be attractive from the perspective of our stockholders because:

•	the Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, pursuant to the Offer;

•	the Offer also may give stockholders the opportunity to sell their shares at the Selected Price, which may be greater than market prices prevailing immediately prior to the announcement of the Offer;

•	the Offer allows stockholders to sell a portion of their shares and get a return of some capital while retaining a continuing equity interest in us; stockholders who decide not to accept the Offer will increase their proportionate interest in our equity and as a result, in our future operations and assets (subject to our right to issue additional shares in the future); and

•	the Offer provides stockholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $52.25 per share and not less than $45.50 per share) at which they wish to sell their shares and, if those shares are purchased in the Offer, to sell those shares for cash without the usual transaction costs associated with open market sales.

Potential Risks and Disadvantages to Stockholders. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	our continuing stockholders will bear a higher proportionate risk in the event of future losses, and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares; and

•	the Offer may reduce our “public float,” that is, the number of shares owned by outside stockholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12. Future open market purchases, if authorized, may further reduce our public float.

The foregoing lists of potential benefits as well as potential risks and disadvantages to our stockholders should by no means be considered exhaustive or complete. See “Forward-Looking Statements.”

In addition to the foregoing, stockholders may be able to sell non-tendered shares in the future on NASDAQ or otherwise, at a net price which may be significantly higher or lower than the Selected Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which may be higher or lower than the Selected Price.

We have provided disclosure in this Section 2 and elsewhere in this Offer to Purchase regarding the effects of the Offer on our directors and executive officers.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the Offer will be retired and restored to the status of authorized but unissued stock, and will be available for us to issue in the future without further stockholder action except as required by applicable law or the rules of NASDAQ or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares that will be purchased in the Offer.

Other Plans or Proposals

Except as described in this Offer to Purchase, we currently have no definitive plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or dividend policy, or indebtedness or capitalization (other than changes in our capitalization resulting from the Offer);

•	any change in our present board of directors or executive officers;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of ours or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

Although we do not currently have any definitive plans or proposals, other than as described in this Offer to Purchase, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing stockholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization and other matters. We may pursue any such matter at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be properly tendered, EITHER (1) OR (2) below must happen:

(1) The depositary must receive all of the following before 5:00 p.m., New York time, on the expiration date at the depositary’s address on the back cover of this Offer to Purchase:

•	either (a) the certificates for the shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a confirmation of receipt of the shares;

•	either (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type we describe below; and

•	any other documents required by the Letter of Transmittal.

(2) You must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares, you must properly complete the pricing section of the Letter of Transmittal, which is called “Price at Which You Are Tendering.” A tender of shares will be proper if, and only if, this pricing section is properly completed.

•	If you wish to indicate a specific price (in multiples of $0.25 per share) at which your shares are being tendered, you must check ONE box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined by You.” You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

•	If you wish to maximize the chance that your shares will be purchased at the Selected Price, you should check the box in the section of the Letter of Transmittal below the caption “Shares Tendered at a Price Determined Pursuant to the Offer.” This means that you will accept the Selected Price. Note that this election could result in your shares being purchased at the minimum price of $45.50 per share.

If you want to tender portions of your shares at different prices, you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the “Price at Which You Are Tendering” section on each Letter of Transmittal.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Endorsements and Signature Guarantees. Depending on how your shares are registered and to whom you want deliveries made, you may need to have your certificates endorsed and the signatures on the Letter of

Transmittal and endorsement guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has checked the box under “Special Delivery Instructions” on the Letter of Transmittal; or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act, each such entity, referred to as an “eligible guarantor institution.”

See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal or you have checked the box under “Special Delivery Instructions” in the Letter of Transmittal, then:

•	your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

•	the signature on (1) the Letter of Transmittal, and (2) on your endorsed certificates or stock power must be guaranteed by an eligible guarantor institution.

Method of Delivery. Payment for shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of all of the following:

•	certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility as described below;

•	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (b) an agent’s message as described below in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, is at your election and risk. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary’s account in accordance with that facility’s procedure for the transfer. However, even if delivery of shares is made through book-entry transfer into the depositary’s account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

(1) the depositary must receive all of the following before 5:00 p.m., New York time, on the expiration date at the depositary’s address on the back cover of this Offer to Purchase:

•	one of (a) a properly completed and executed Letter of Transmittal, including any required signature guarantees, or (b) an agent’s message as described below; and

•	any other documents required by the Letter of Transmittal; or

(2) the guaranteed delivery procedure described below must be followed.

Delivery of the Letter of Transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against them.

Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares if all of the following conditions are satisfied:

•	the tender is made by or through an eligible guarantor institution;

•	the depositary receives by mail, overnight courier or facsimile transmission, prior to the expiration time, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

•	all of the following are received by the depositary within three NASDAQ trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery, either:

○	the certificates representing the shares being tendered together with (a) a Letter of Transmittal, relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or

○	in the case of any book-entry transfer of the shares being tendered that is effected in accordance with the book-entry transfer procedures we describe above under “Book-Entry Delivery”: (a) a Letter of Transmittal relating thereto that has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message, (b) a book-entry confirmation relating to that transfer, and (c) all other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties, subject to the rights of stockholders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (as to all stockholders) and to waive any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of us, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act for any person, acting alone or in concert with others, directly or indirectly, to tender shares for that person’s own account unless, at the expiration date, the person so tendering:

•	within the meaning of Rule 14e-4, has a “net long position” equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares and will deliver or cause to be delivered the shares within the period specified in the Offer; or

•	in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquires shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of the Offer, delivers or causes to be delivered the shares within the period specified by the Offer.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the Offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered; and

•	the tender of shares complies with Rule 14e-4.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and related documents.

Return of Unpurchased Shares. If any tendered shares are not purchased or are properly withdrawn, or if fewer than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the stockholder.

Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments payable pursuant to the Offer, each U.S. Holder (as defined in Section 14) who does not establish an exemption from backup withholding must notify the depositary of the stockholder’s correct taxpayer identification number (employer identification number or social security number), and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal.

Failure to timely provide the correct taxpayer identification number on IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS. Certain U.S. Holders (including, among others, all corporations) are not subject to backup withholding requirements. Any amounts withheld under the backup withholding regime will be allowed as a refund or credit against a stockholder’s U.S. federal income tax liability provided the appropriate information is timely furnished to the IRS.

U.S. backup withholding tax will not apply to the gross proceeds payable pursuant to the Offer to a foreign stockholder (as defined below), provided that the foreign stockholder submits a statement (generally, an IRS Form W-8BEN, an IRS Form W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to that stockholder’s non-U.S. person status. For this purpose, a foreign stockholder is a stockholder that is not a U.S. Holder.

A partnership (including for this purpose an entity or arrangement treated as a partnership for U.S. federal income tax purposes) created or organized in or under the law of the United States or any state thereof will be treated in the same manner as a U.S. Holder for backup withholding tax purposes. Accordingly, such a stockholder may be required to provide an IRS Form W-9 to avoid being subject to backup withholding tax. Stockholders that are partnerships are urged to consult their own tax advisors regarding the application of backup withholding tax.

If a stockholder owns the shares through a broker or other nominee who tenders the shares on the stockholder’s behalf, the holder may need to provide an IRS Form W-9, an IRS Form W-8 or other applicable form to such broker or nominee in order to avoid backup withholding. The stockholder should consult its broker and tax advisor to determine whether any such forms are required.

ANY TENDERING STOCKHOLDER WHO IS A U.S. HOLDER THAT FAILS TO COMPLETE FULLY AND SIGN THE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR A FOREIGN STOCKHOLDER THAT FAILS TO PROVIDE AN APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER PURSUANT TO THE OFFER.

As described above in the Summary Term Sheet under the heading “What are the United States federal tax consequences if I tender my shares to Silgan?,” if a foreign stockholder tenders shares held in its own name as a holder of record, the depositary will withhold U.S. federal income tax from payments to such foreign stockholder at a rate of 30% of the gross proceeds paid, unless the foreign stockholder establishes an entitlement to a lower or zero dividend withholding tax rate pursuant to an applicable income tax treaty or an exemption from withholding for income effectively connected with the conduct of a trade or business within the United States.

In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a foreign stockholder must deliver to the depositary, before any payment is made to the stockholder, a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary, before the payment is made, a properly completed and executed IRS Form W-8ECI claiming such exemption. A foreign stockholder that qualifies for the withholding exemption for “effectively connected” income generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 for U.S. Holders, except that a corporate foreign shareholder may be subject to an additional branch profits tax on such income.

A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld, but will be required to file a U.S. federal income tax return in order to seek a refund from the IRS.

Notwithstanding the foregoing, if a foreign stockholder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the foreign stockholder pursuant to the Offer. In some cases, such U.S. broker or other nominee may not withhold 30% U.S. federal gross income tax from the payment if the foreign stockholder certifies that it is not a U.S. person and that it met the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” test in respect of the Offer, although receipt of the full payment may be delayed until the certification is provided. Foreign stockholders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

For a discussion of certain U.S. federal income tax consequences generally applicable to tendering stockholders, see Section 14.

Lost or Destroyed Certificates. If your certificate for part or all of your shares has been lost, stolen, destroyed or mutilated, you should contact Computershare, the transfer agent for the shares at (866) 220-0495 (toll-free), for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated and you may be required to pay a fee. You are urged to contact the depositary immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond or pay a fee.

4. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time before the expiration date. Thereafter, such tenders of shares are irrevocable except that shares may be withdrawn at any time after 12:01 a.m., New York time, on December 14, 2016, unless accepted for payment before that time as provided in this Offer to Purchase.

For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in writing on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. Since stockholders have the right to tender shares at different prices, the written notice of withdrawal must also specify which shares are being withdrawn and at which prices. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent, the dealer manager or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

If we extend the Offer, or if we are delayed in our purchase of shares or are unable to purchase shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the depositary may retain on our behalf all tendered shares, and those shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, we will:

•	determine the Selected Price for shares properly tendered and not properly withdrawn under the Offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at or below the Selected Price and not properly withdrawn, subject to the terms hereof.

For purposes of the Offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the Selected Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under the Offer. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or an agent’s message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for the shares purchased under the Offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration immediately following expiration of the Offer. In such cases it could be approximately seven business days after the expiration date before we are able to commence payment for the tendered shares.

Under no circumstances will we pay interest on the purchase price, regardless of any delay in making payment. In addition, if specified events occur, we may not be obligated to purchase shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in the Offer. If, however:

•	payment of the purchase price is to be made to, or, in the circumstances permitted by the Offer, unpurchased shares are to be registered in the name of, any person other than the registered holder; or

•	tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder who is not a foreign stockholder or other payee that fails to complete fully and sign the Form W-9 included in the Letter of Transmittal or applicable Form W-8 may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 3. Also, see Section 3 regarding U.S. federal income tax consequences for foreign stockholders.

6. Conditional Tender of Shares.

Under certain circumstances, we may prorate the number of shares purchased in the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased in the Offer if any shares tendered are purchased. We urge each stockholder to consult with his, her or its own tax advisor.

If you wish to make a conditional tender you must indicate this in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. In the appropriate box in the Letter of Transmittal or the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Offer expires, if shares having an aggregate purchase price of more than $250 million are properly tendered at or below the Selected Price and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would have an aggregate purchase price of below $250 million, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase shares having an aggregate purchase price of $250 million. In selecting these conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after October 17, 2016 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case, such event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

1. there shall have been threatened, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency, tribunal, arbitrator or arbitration panel which directly or indirectly:

(a) challenges or seeks to challenge, make illegal, delay, restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

(b) could, in our reasonable judgment, negatively materially affect our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares, or which materially impair the contemplated benefits of the Offer to us;

2. there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

3. the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or the European Union (whether or not mandatory);

4. any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States or the European Union;

5. any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

6. the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States or any of its territories or any other jurisdiction in which we or any of our subsidiaries have an office or do business, including but not limited to an act of terrorism;

7. any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to our business, general affairs, management, financial position, stockholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment has, or could have, a negative material effect on us; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

8. in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

9. a 10% or greater decrease in the market price of our shares compared to the close of business on October 14, 2016;

10. any decline in the NASDAQ Composite Index, the New York Stock Exchange Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index of at least 10% measured from the close of business on October 14, 2016;

11. any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to the general political, market, economic or financial conditions in the United States or abroad that would have, in our reasonable judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects or that of our subsidiaries, taken as a whole, or on the trading in our shares;

12. a tender or exchange offer with respect to some or all of our outstanding shares (other than the Offer) or any other merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries is proposed, announced or made by any other person or has been publicly disclosed or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

13. we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission on or before October 14, 2016 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

14. any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

15. any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us, in our reasonable judgment;

16. legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates; or

17. we determine that the completion of the Offer may cause our common stock to be delisted from NASDAQ or to be subject to deregistration under the Exchange Act.

The conditions listed above are for our sole benefit and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.

8. Price Range of Shares.

Our shares are listed and traded on NASDAQ under the symbol “SLGN.” The high and low closing sales prices per share on NASDAQ as compiled from published financial sources for the periods indicated are listed below:

	High	Low
Fiscal Year Ending December 31, 2014
First Quarter	$49.52	$44.55
Second Quarter	$50.82	$48.66
Third Quarter	$51.54	$47.00
Fourth Quarter	$54.89	$46.52
Fiscal Year Ending December 31, 2015
First Quarter	$58.47	$51.41
Second Quarter	$58.74	$52.76
Third Quarter	$55.61	$50.75
Fourth Quarter	$55.82	$49.97
Fiscal Year Ending December 31, 2016
First Quarter	$54.32	$49.63
Second Quarter	$53.99	$48.63
Third Quarter	$52.67	$47.66
Fourth Quarter (Through October 14, 2016)	$49.82	$47.68

On October 14, 2016, the last full trading day before we commenced the Offer, the closing per share price of our common stock on NASDAQ was $47.81. We urge stockholders to obtain current quotations of the market price of our shares.

9. Source and Amount of Funds.

Funding. The aggregate purchase price for the shares tendered in the Offer will be $250 million, unless the Offer is undersubscribed. We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand and revolving loan borrowings under the Credit Agreement (as defined below). The Offer is not conditioned on the receipt of financing.

Credit Facility. In 2014, we completed the refinancing of our previous credit facility by entering into our new senior secured credit facility (the “Credit Agreement”). Under the Credit Agreement, we borrowed term loans and have available to us revolving loans. The term loans consisted of $365 million of U.S. term loans, Cdn $70 million of Canadian term loans and €220 million of Euro term loans, of which a total of U.S. denominated $622.2 million remained outstanding at December 31, 2015. Under the Credit Agreement, the revolving loans consist of a $985.6 million multicurrency revolving loan facility and a Cdn $15.0 million Canadian revolving loan facility. We may use revolving loans under the Credit Agreement for working capital and other general corporate purposes, including acquisitions, dividends, stock repurchases and refinancing of other debt. At December 31, 2015, there were no revolving loans outstanding under the Credit Agreement. After taking into account letters of credit of $22.7 million, borrowings available under the revolving loan facilities of the Credit Agreement were $962.9 million and Cdn $15.0 million on December 31, 2015. Pursuant to the Credit Agreement, we also have a $1.25 billion multicurrency uncommitted incremental loan facility (which amount may be increased as provided in the Credit Agreement), of which all of such amount may be borrowed in the form of term loans or up to $625.0 million of such amount may be borrowed in the form of revolving loans.

Security and Guarantees. Our indebtedness under the Credit Agreement is guaranteed by us and our U.S., Canadian and Dutch subsidiaries. The stock of our U.S., Canadian and Dutch subsidiaries has been pledged as security to the lenders under the Credit Agreement.

Payment of Loans. Revolving loans may be borrowed, repaid and reborrowed until their final maturity on January 14, 2019. The term loans mature on January 14, 2020, and principal on the term loans is required to be repaid in scheduled annual installments as provided in the Credit Agreement.

Interest and Fees. Under the Credit Agreement, the interest rate for U.S. term loans will be either the Eurodollar Rate or the base rate under the Credit Agreement plus a margin, the interest rate for Canadian term loans will be either the CDOR Rate or the Canadian prime rate under the Credit Agreement plus a margin and the interest rate for Euro term loans will be the Euro Rate under the Credit Agreement plus a margin. Amounts outstanding under the revolving loan facilities incur interest at the same rates as the U.S. term loans in the case of U.S. dollar denominated revolving loans and as the Canadian term loans in the case of Canadian dollar denominated revolving loans. Euro and Pounds Sterling denominated revolving loans would incur interest at the applicable Euro Rate plus the applicable margin. At December 31, 2015, the margin for term loans and revolving loans maintained as Eurodollar Rate, CDOR Rate or Euro Rate loans was 1.50 percent and the margin for term loans and revolving loans maintained as base rate or Canadian prime rate loans was 0.50 percent. In accordance with the Credit Agreement, the interest rate margin on all loans will be reset quarterly based upon our Total Net Leverage Ratio as provided in the Credit Agreement. As of December 31, 2015, the interest rates on U.S. term loans, Canadian term loans and Euro term loans were 2.11 percent, 2.38 percent and 1.34 percent, respectively.

The Credit Agreement provides for the payment of a commitment fee ranging from 0.20 percent to 0.35 percent per annum on the daily average unused portion of commitments available under the revolving loan facilities (0.25 percent at December 31, 2015). The commitment fee is reset quarterly based on our Total Net Leverage Ratio as provided in the Credit Agreement.

Certain Covenants. The Credit Agreement contains certain financial and operating covenants which limit, subject to certain exceptions, among other things, our ability to incur additional indebtedness; create liens; consolidate, merge or sell assets; make certain advances, investments or loans; enter into certain transactions with affiliates; and engage in any business other than the packaging business and certain related businesses. In addition, we are required to meet specified financial covenants consisting of Interest Coverage and Total Net Leverage Ratios, each as defined in the Credit Agreement.

Events of Default. The Credit Agreement contains certain customary provisions concerning events of default. Upon the occurrence and continuation of any such event of default under the Credit Agreement, the lenders are permitted, among other things, to accelerate the maturity of the term loans and the revolving loans and all other outstanding indebtedness under the Credit Agreement and terminate their commitments to make any further revolving loans or to issue any letters of credit.

The foregoing description of the Credit Agreement is a summary of the material terms of the Credit Agreement and such summary is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit (b)(1) to the Tender Offer Statement on Schedule TO filed by Silgan with the Securities and Exchange Commission on October 17, 2016.

We plan to repay any revolving loans borrowed under the Credit Agreement to fund the purchase of shares tendered in the Offer through cash provided by operations in the ordinary course of business.

10. Information About Us.

General. We are a leading manufacturer of rigid packaging for shelf-stable food and other consumer goods products. We are a leading manufacturer of metal containers in North America and Europe, and in North

America we are the largest manufacturer of metal food containers with a unit volume market share in the United States in 2015 of slightly more than half of the market. We are also a leading worldwide manufacturer of metal, composite and plastic closures for food and beverage products and are a leading manufacturer of plastic containers in North America for a variety of markets, including the personal care, food, health care and household and industrial chemical markets. We had consolidated net sales of approximately $3.8 billion in 2015.

Our products are used for a wide variety of end markets and we operate 87 manufacturing plants in North America, Europe, Asia and South America. Our products include:

•	steel and aluminum containers for human and pet food and general line products;

•	metal, composite and plastic closures for food and beverage products; and

•	custom designed plastic containers and closures for personal care, food, health care, pharmaceutical, household and industrial chemical, pet care, agricultural, automotive and marine chemical products.

We believe that our leading market positions, long-term customer relationships, leading technology and manufacturing platform, record of quality and service and proven ability to integrate acquisitions have allowed us to grow our net sales and to increase our market share.

The principal executive offices of Silgan are located at 4 Landmark Square, Stamford, Connecticut 06901, and our telephone number is (203) 975-7110. Our website is located at www.silganholdings.com; the information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Securities and Exchange Commission. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information and documentation with respect to the Offer.

Incorporation by Reference. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This Offer to Purchase incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the Securities and Exchange Commission. These documents contain important information about us.

Annual Report on Form 10-K	Fiscal year ended December 31, 2015, filed on February 25, 2016

Quarterly Report on Form 10-Q	Quarter ended March 31, 2016, filed on May 6, 2016; and Quarter ended June 30, 2016, filed on August 3, 2016

Current Reports on Form 8-K	Filed on: February 26, 2016; May 5, 2016; May 31, 2016; and August 2, 2016

Definitive Proxy Statement on Schedule 14A	Filed on April 21, 2016 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015)

You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Silgan Holdings Inc.

4 Landmark Square

Stamford, Connecticut 06901

United States

Telephone: (203) 975-7110

Fax: (203) 975-7902

Copies of these filings are also available, without charge, on our website at http://www.silganholdings.com.

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of October 14, 2016, we had issued and outstanding 60,339,652 shares of our common stock. The maximum number of shares of our common stock that we are offering to purchase in the Offer represent approximately 9.1% of the outstanding shares of our common stock on October 14, 2016. As of October 14, 2016, 1,065,993 shares of our common stock were subject to outstanding awards of restricted stock units and we had no outstanding awards of stock options.

Share Ownership by Directors and Executive Officers. As of October 14, 2016, Silgan’s directors and executive officers as a group (fourteen persons) beneficially owned an aggregate of 19,933,484 shares (including 40,000 shares of our common stock that will be issuable for restricted stock units that will vest within 60 days of October 14, 2016 and 32,991 shares of our common stock that are issuable related to vested restricted stock units for which receipt has been deferred, in each case granted pursuant to the Silgan Holdings Inc. Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”)), representing approximately 33.0% of the outstanding shares.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders, and certain of our directors and executive officers may tender shares in the Offer. Each of Messrs. R. Philip Silver and D. Greg Horrigan, our co-founders and Non-Executive Co-Chairmen of our board of directors, has informed us that he, and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by him, currently intend to tender in the Offer such number of shares of our common stock, with a goal that, assuming that we purchase shares of our common stock in the Offer for an aggregate purchase price of $250 million, would result in him maintaining approximately the same percentage beneficial ownership interest in our common stock that he has immediately prior to the Offer, subject to the effects of proration. The equity ownership of our directors and executive officers who do not tender their shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer.

Our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Selected Price.

The following table sets forth, as of October 14, 2016, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer and director of Silgan, and (iii) all directors and executive officers as a group, and does not take into account any effects of the Offer (for disclosure regarding the effects of the Offer, please see the relevant disclosure included herein). Except as set forth in the table, such persons listed in the table may be contacted at Silgan’s corporate headquarters: 4 Landmark Square, Stamford, Connecticut 06901, telephone number (203) 975-7110.

	Number of Shares of Common Stock Owned	Percentage Ownership of Common Stock(1)
R. Philip Silver(2)	11,098,587	18.39%
D. Greg Horrigan(3)	8,302,184	13.76%
John W. Alden(4)	32,475	*
William C. Jennings(5)	30,726	*
Joseph M. Jordan(6)	3,661	*
Edward A. Lapekas(7)	37,496	*
Anthony J. Allott(8)	232,787	*
Robert B. Lewis(9)	101,470	*
Adam J. Greenlee(10)	4,417	*
Frank W. Hogan, III(11)	41,407	*
B. Frederik Prinzen(12)	212	*
Anthony P. Andreacchi	0	*
Kimberly I. Ulmer(13)	8,062	*
Thomas J. Snyder(14)	40,000	*
All current executive officers and directors as a group (14 persons)(15)	19,933,484	33.00%
JPMorgan Chase & Co.(16)	6,439,416	10.67%
FMR LLC and related parties(17)	6,148,598	10.19%
The Vanguard Group(18)	3,220,797	5.34%

(1)	An asterisk denotes beneficial ownership of 1% or less of our common stock.
(2)	Mr. Silver is a Director of the Company. The amount beneficially owned by Mr. Silver consists of 7,523,828 shares of our common stock owned directly by him over which he has sole voting and dispositive power, 184,544 shares of our common stock owned by family trusts of which he is the investment trustee with sole voting and dispositive power, 2,247,078 shares of our common stock owned by family trusts (of which Mr. Silver’s spouse is a trustee) over which Mr. Silver may be deemed to have shared voting and dispositive power, 1,141,423 shares of our common stock owned by family trusts over which, pursuant to voting agreements and irrevocable proxies, he has the power to vote such shares and 1,714 shares of our common stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Plan for which he has deferred receipt.
(3)

Mr. Horrigan is a Director of the Company. The amount beneficially owned by Mr. Horrigan consists of 4,097,239 shares of our common stock owned directly by him and over which he has sole voting and dispositive power, 2,283,140 shares of our common stock owned by three grantor retained annuity trusts of which he and his spouse are co-trustees with shared voting and dispositive power, 1,022,581 shares of our common stock owned by a grantor retained annuity trust of which he is the sole trustee with sole voting and dispositive power, 616,792 shares of our common stock owned by the Horrigan Family Limited Partnership of which he is the sole general partner with sole voting and dispositive power, 250,626 shares of our common stock owned by The Pay It Forward Foundation of which he and his spouse are the trustees with shared voting and dispositive power, 17,317 shares of our common stock owned by a family trust of which he is the trustee with sole voting and dispositive power, 953 shares of our common stock owned by his spouse over which Mr. Horrigan may be deemed to have shared voting and dispositive power and 13,536 shares of our common stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Plan for which he has deferred receipt.

(4)	Mr. Alden is a Director of the Company. The number of shares of our common stock owned by Mr. Alden consists of 32,475 shares of our common stock owned by him.
(5)	Mr. Jennings is a Director of the Company. The number of shares of our common stock owned by Mr. Jennings consists of 20,913 shares of our common stock owned by him and 9,813 shares of our common stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Plan for which he has deferred receipt.
(6)	Mr. Jordan is a Director of the Company. The number of shares of our common stock owned by Mr. Jordan consists of 3,661 shares of our common stock owned by him.
(7)	Mr. Lapekas is a Director of the Company. The number of shares of our common stock owned by Mr. Lapekas consists of 29,568 shares of our common stock owned by him and 7,928 shares of our common stock that are issuable to him for vested restricted stock units granted to him pursuant to the 2004 Plan for which he has deferred receipt.
(8)	Mr. Allott is a Director of the Company. The number of shares of our common stock owned by Mr. Allott consists of 232,787 shares of our common stock owned by him.
(9)	The number of shares of our common stock owned by Mr. Lewis consists of 101,470 shares of our common stock owned by him.
(10)	The number of shares of our common stock owned by Mr. Greenlee consists of 4,417 shares of our common stock owned by him.
(11)	The number of shares of our common stock owned by Mr. Hogan consists of 41,407 shares of our common stock owned by him.
(12)	The number of shares of our common stock owned by Mr. Prinzen consists of 212 shares of our common stock owned by him.
(13)	The number of shares of our common stock owned by Ms. Ulmer consists of 8,062 shares of our common stock owned by her.
(14)	The number of shares of our common stock owned by Mr. Snyder consists of 40,000 shares of our common stock that will be issuable to him for restricted stock units granted to him pursuant to the 2004 Plan that will vest within 60 days of October 14, 2016.
(15)	The number of shares of our common stock owned by all current executive officers and directors of the Company as a group includes 40,000 shares of our common stock that will be issuable for restricted stock units that will vest within 60 days of October 14, 2016 and 32,991 shares of our common stock that are issuable related to vested restricted stock units for which receipt has been deferred, in each case granted pursuant to the 2004 Plan.
(16)	All information regarding JPMorgan Chase & Co. is based solely upon Amendment No. 5 to Schedule 13G filed by JPMorgan Chase & Co. with the Securities and Exchange Commission on January 25, 2016 on behalf of itself and certain of its wholly owned subsidiaries, reporting beneficial ownership as of December 31, 2015. JPMorgan Chase & Co. reported that it is the beneficial owner of 6,439,416 shares of our common stock on behalf of other persons known to have the right to receive dividends for such shares, the power to direct the receipt of dividends from such shares, the right to receive the proceeds from the sale of such shares and/or the right to direct the receipt of proceeds from the sale of such shares, and that it has sole power to vote or direct the vote for 6,121,239 shares of our common stock, shared power to vote or direct the vote for 54 shares of our common stock, sole power to dispose or direct the disposition of 6,439,375 shares of our common stock and shared power to dispose or direct the disposition of 41 shares of our common stock. The business address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017, as reported in its Amendment No. 5 to Schedule 13G.
(17)

All information regarding FMR LLC and related parties is based solely upon Amendment No. 5 to Schedule 13G filed by FMR LLC and certain related parties with the Securities and Exchange Commission on February 12, 2016, reporting beneficial ownership as of December 31, 2015. FMR LLC is a parent holding company which, along with members of the Johnson family, including Abigail P. Johnson (a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC), reported that it, along with certain of its subsidiaries and affiliates, (i) is the beneficial owner of 6,148,598 shares of our common stock, (ii) has sole power to vote or direct the vote for 122,386 shares of our common stock and (iii) has sole power to dispose or direct the disposition of 6,148,598 shares of our common stock. The business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210, as reported in its Amendment No. 5 to Schedule 13G.
(18)	All information regarding The Vanguard Group is based solely upon the Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 11, 2016 on behalf of itself and certain of its wholly owned subsidiaries, reporting beneficial ownership as of December 31, 2015. The Vanguard Group reported that it, along with certain of its wholly owned subsidiaries, (i) is the beneficial owner of 3,220,797 shares of our common stock, (ii) has sole power to vote or direct the vote for 30,186 shares of our common stock, (iii) has shared power to vote or direct the vote for 3,000 shares of our common stock, (iv) has sole power to dispose or direct the disposition of 3,190,411 shares of our common stock and (v) has shared power to dispose or direct the disposition of 30,386 shares of our common stock. The business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, as reported in its Schedule 13G.

The information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the Securities and Exchange Commission.

Transactions and Arrangements Concerning our Securities

The 2004 Plan provides for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to our officers, other key employees and non-employee members of our board of directors.

Shares of our common stock issued under the 2004 Plan shall be authorized but unissued shares or treasury shares. Each award of stock options or stock appreciation rights under the 2004 Plan will reduce the number of shares of our common stock available for future issuance under the 2004 Plan by the number of shares of our common stock subject to the award. Each award of restricted stock or restricted stock units under the 2004 Plan, in contrast, will reduce the number of shares of our common stock available for future issuance under the 2004 Plan by two shares for every one restricted share or restricted stock unit awarded. As of October 14, 2016, 3,346,894 shares were available to be awarded under the 2004 Plan.

The foregoing description of the 2004 Plan is a summary of the material terms of the 2004 Plan and such summary is qualified in its entirety by reference to the full text of the 2004 Plan filed as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO filed by Silgan with the Securities and Exchange Commission on October 17, 2016.

We and Messrs. Silver and Horrigan have entered into an Amended and Restated Stockholders Agreement, dated as of November 6, 2001 (the “Stockholders Agreement”), that provides for certain director nomination rights. Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement and generally including Messrs. Silver and Horrigan and their affiliates and related family transferees and estates) has the right to nominate for election all of our directors until the Group holds less than one-half of the number of shares of our common stock held by it in the aggregate on February 14, 1997. At least one of the Group’s nominees must be either Mr. Silver or Mr. Horrigan during the three-year period covering the staggered terms of our three classes of directors. On February 14, 1997, the Group held 28,612,360 shares of our common stock in the aggregate (as adjusted for the stock splits effected on September 15, 2005 and May 3, 2010). Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our board of directors when the Group no longer holds at least one-half of the number of shares of our common stock held by it in the aggregate on February 14, 1997 but beneficially owns at least 5 percent of our common stock. The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan. After giving effect to the Offer and assuming that the Group does not tender in the Offer more shares than currently intended by Messrs. Silver and Horrigan and certain persons and entities that are record owners of shares of our common stock that are deemed beneficially owned by Messrs. Silver and Horrigan, the Group would continue to hold more than one-half of the number of shares of our common stock held by it in the aggregate on February 14, 1997, and thus would continue to have the right to nominate for election all of our directors.

The foregoing description of the Stockholders Agreement is a summary of the material terms of the Stockholders Agreement and such summary is qualified in its entirety by reference to the full text of the Stockholders Agreement filed as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO filed by Silgan with the Securities and Exchange Commission on October 17, 2016.

Except for (i) restricted stock units granted under the 2004 Plan; (ii) that certain Indenture dated as of March 23, 2012, between Silgan and U.S. Bank National Association, as trustee, with respect to the 5% Senior Notes due 2020; (iii) that certain Indenture dated as of September 9, 2013, between Silgan and U.S. Bank National Association, as trustee, with respect to the 5 1⁄2% Senior Notes due 2022; and (iv) as otherwise described in this Offer to Purchase, neither we nor any of our subsidiaries or person controlling us nor, to our knowledge, any of our directors, executive officers or associates, nor any director or executive officer of any of our subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer, or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Recent Securities Transactions. Based upon our records and upon information provided to us by our directors, executive officers, affiliates and subsidiaries neither we nor any of our directors, executive officers, affiliates or subsidiaries has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase, except that (i) on August 18, 2016, B. Frederik Prinzen, our Senior Vice President, Corporate Development, sold 1,000 shares of our common stock in the open market at $48.0491 per share as disclosed on a Form 4 filed by Mr. Prinzen with the Securities and Exchange Commission on August 19, 2016, (ii) on August 30, 2016, Anthony P. Andreacchi, our Vice President, Tax, sold 1,221 shares of our common stock in the open market at $48.48 per share as disclosed on a Form 4 filed by Mr. Andreacchi with the Securities and Exchange Commission on September 1, 2016 and (iii) through open market repurchases pursuant to the previous authorization of our board of directors, we repurchased 13,144 shares of our common stock at $47.8757 per share on August 19, 2016, 39,705 shares of our common stock at $48.1624 per share on August 29, 2016, 1,850 shares of our common stock at $48.0759 per share on August 30, 2016, 8,491 shares of our common stock at $48.1313 per share on August 31, 2016, and 14,064 shares of our common stock at $48.1635 per share on September  1, 2016.

12. Effects of the Offer on the Market for Our Shares; Registration Under the Securities Exchange Act of 1934.

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our stockholders. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

This may reduce the volume of trading in the shares and may make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the Offer to ensure a continued trading market in the shares. Based on the published guidelines of NASDAQ, we do not believe that our purchase of shares pursuant to the Offer will cause our remaining shares to be delisted from NASDAQ.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish specific information to our stockholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

The following discussion describes certain U.S. federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, administrative pronouncements and judicial decisions in effect on the date of this document, all of which are subject to change, with possible retroactive effect. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to U.S. Holders.

The discussion deals only with shares held as capital assets within the meaning of Section 1221 of the Code, and does not address matters that may be relevant to stockholders in light of their particular circumstances. It also does not address matters that may be relevant to certain stockholders subject to special treatment under the Code, such as financial institutions, insurance companies, S corporations, partnerships and other pass-through entities, stockholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, U.S. expatriates, directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction. The discussion does not consider the effect of any applicable estate tax, gift tax, state, local or foreign tax consequences of participating in the Offer. Each U.S. Holder is urged to consult the U.S. Holder’s tax advisor as to the particular tax consequences to such U.S. Holder of participating or not participating in the Offer, including the applications of state, local and foreign tax laws and possible tax law changes.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is an owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. An owner that is a partnership, and partners in such a partnership, should consult their own tax advisors.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. The exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to the U.S. Holder’s shares.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of our stock that the U.S. Holder has the right to acquire by exercise of an option. The receipt of cash by a U.S. Holder will be a “complete termination” only if the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Offer. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned actually or constructively by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned (directly and by attribution) by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy either the “complete termination” test or the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. Whether an exchange of shares for cash by a U.S. Holder will be treated as “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. In the case of a U.S. Holder with a relative equity interest in us that is minimal and who does not exercise any control over or participate in the management of our corporate affairs, an exchange of shares for cash that results in any reduction of the U.S. Holder’s proportionate equity interest in us should be treated as “not essentially equivalent to a dividend.” A U.S. Holder’s proportionate equity interest in us after the exchange will be determined by reference to the total number of our shares then outstanding, taking into account the redemption of all shares pursuant to the Offer. As a result, in certain circumstances, a U.S. Holder’s proportionate equity interest in us may be increased or may remain the same immediately after the exchange. U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of our shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Such gain or loss will be taken into account by the U.S. Holder as of the date of the disposition, which generally will be deemed to be the date the U.S. Holder’s shares are accepted for payment pursuant to the Offer. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the disposition.

Long-term capital gains that are received by a U.S. Holder that is not a corporation are generally subject to federal income tax at reduced rates of up to 20%. Moreover, certain net investment income that is received by a non-corporate U.S. Holder, including capital gains with respect to our shares, above a specified threshold is subject to an additional 3.8% tax.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution with respect to our stock. Such amount will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Such dividend income will be taken into account by a U.S. Holder on the date payment is received by the U.S. Holder. Amounts treated as dividends with respect to our stock are generally taxable at the same reduced rates as long-term capital gains. In addition, the additional 3.8% tax on net investment income above a specified threshold would apply to such amounts.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

To the extent that an amount received pursuant to the Offer that is treated as a distribution with respect to our stock exceeds a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of the tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Accordingly, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be exchanged pursuant to the Offer in order for the stockholder to meet any of the three Section 302 tests for sale or exchange treatment, rather than dividend treatment, for U.S. federal income tax purposes. Each U.S. Holder is urged to consult the U.S. Holder’s own tax advisor as to the application of the Section 302 tests to his, her or its particular circumstances.

Withholding. For a discussion of certain withholding tax consequences to tendering stockholders, see Section 3.

Information Reporting. Information statements will be provided to U.S. Holders whose shares are purchased by us and to the IRS, reporting the payment of the total purchase price (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations).

The federal income tax discussion set forth above is included for general information only. Each U.S. Holder is urged to consult such U.S. Holder’s own tax advisor to determine the particular tax consequences to him, her or it (including the applicability and effect of the constructive ownership rules and estate and gift taxes, foreign, state and local tax laws and possible tax law changes) of the sale of shares pursuant to the Offer.

Foreign stockholders (as defined in Section 3) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

15. Extension of the Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our sole discretion, to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 occur or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by giving oral or written notice of the extension to the depositary and making a public announcement of the amendment.

The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced expiration date.

Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Businesswire or another comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we undertake any of the following actions:

•	increase the price that may be paid for shares above $52.25 per share or decrease the price that may be paid for shares below $45.50 per share;

•	increase the number of shares that we may purchase in the Offer by more than 2% of our outstanding shares of common stock; or

•	decrease the number of shares that we may purchase in the Offer,

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Offer will be extended until the expiration of a period of ten business days.

16. Fees and Expenses.

We have retained Citigroup to act as our dealer manager in connection with the Offer. The dealer manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the dealer manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the dealer manager against various liabilities in connection with the

Offer. The dealer manager in the ordinary course of its business purchases and/or sells our securities, including the shares, for its own account and for the account of its customers. As a result, the dealer manager at any time may own certain of our securities, including the shares. In addition, the dealer manager may tender shares into the Offer for its own account.

We have retained Computershare to act as the depositary and Georgeson to act as the information agent in connection with the Offer. The information agent may contact holders of shares by mail, telephone, facsimile, by other electronic means and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee stockholders forward materials relating to the Offer to beneficial owners. Computershare, as the depositary, and Georgeson, as the information agent, will receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the Offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the Offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the dealer manager, information agent or depositary for purposes of the Offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Section 5 hereof and in Instruction 7 of the Letter of Transmittal.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information and documentation with respect to the Offer. The Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You should not rely upon any recommendation, information or representation that is given or made to you as having been authorized by Silgan, the dealer manager or the information agent.

Silgan Holdings Inc.

October 17, 2016

The Depositary for the Offer is:

By First Class, Registered or Certified Mail:	By Express or Overnight Delivery:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each Silgan record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above in the manner specified herein and therein.

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, stockholders are directed to contact the information agent.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Banks, Brokers and Shareholders

Call Toll Free: (866) 729-6811

The Dealer Manager for the Offer is:

Citigroup

Citigroup Global Markets Inc.

Special Equity Transactions Group

390 Greenwich Street, 1st Floor

New York, New York 10013

Telephone: (877) 531-8365